Exhibit 23.1

ARMANINO McKENNA LLP

Certified Public Accountants & Consultants

12667 Alcosta Blvd., Suite 500

San Ramon, CA 94583-4427

ph: 925.790.2600

fx: 925.790.2601

www.amllp.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-17299) of OPTi, Inc. of our report dated June 29, 2010, with respect to the consolidated balance sheets of OPTi, Inc. as of March 31, 2010 and 2009, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the years then ended, which report appears in the March 31, 2010 annual report on Form 10-K of OPTi, Inc.

/s/ Armanino McKenna LLP
ARMANINO McKENNA LLP

San Ramon, California June 29, 2010